Exhibit 99

FOR IMMEDIATE RELEASE DATE: AUGUST 23, 2006	CONTACT: BOB READY OR RON STOWELL (513) 793-3200

LSI INDUSTRIES INC. RELEASES OPERATING RESULTS
FOR THE FOURTH QUARTER AND YEAR ENDED JUNE 30, 2006,
TAKES TWO DIVIDEND ACTIONS AND SEES RECORD RESULTS FOR FISCAL 2007

Cincinnati, August 23, 2006 – LSI Industries Inc. (Nasdaq:LYTS) today reported operating results for the fourth quarter and year ended June 30, 2006.

Financial Highlights
(In thousands, except per
share data; unaudited)

	Three Months Ended June 30			Fiscal Year Ended June 30
	2006	2005	% Change	2006	2005	% Change
Net Sales	$71,744	$71,992	(0.3)%	$280,470	$282,440	(0.7)%
Operating Income	$6,143	$6,808	(9.8)%	$21,515	$23,026	(6.6)%
Net Income	$4,453	$4,106	8.5%	$14,443	$14,636	(1.3)%
Earnings Per Share (diluted)	$0.22	$0.20	10.0%	$0.71	$0.73	(2.7)%

	6/30/06	6/30/05
Working Capital	$66,787	$67,189
Total Assets	$224,401	$172,637
Total Debt	$16,593	$--
Shareholders' Equity	$164,985	$138,040

Fourth Quarter 2006 Results

        Net sales in the fourth quarter of fiscal 2006 were $71,744,000, compared to last year’s fourth quarter net sales of $71,992,000. Fiscal 2006 fourth quarter net income of $4,453,000 ($0.22 per share) increased 8% from the $4,106,000 ($0.20 per share) reported last year in the same period. Lighting Segment net sales increased 12% to $50.7 million, and Graphics Segment net sales decreased 27% to $19.8 million. Net sales of the Technology Segment, created as the result of the June 2006 acquisition of SACO Technologies, Inc., a leading developer and producer of solid state LED products, were $1.2 million in the fourth quarter of fiscal 2006 since the June 26, 2006 date of acquisition. Net sales to the petroleum / convenience store market, a major market for the Company, represented 25% and 24% of total net sales in the fourth quarter of fiscal years 2006 and 2005, respectively. Fourth quarter fiscal 2006 results include a non-cash compensation expense of $88,000 related to stock option expense, with no similar expense recorded in fiscal 2005. Fiscal 2005 fourth quarter results include a $775,000 non-cash expense related to variable accounting treatment of the Company’s deferred compensation plan. There was no similar charge in the fourth quarter of fiscal 2006. Earnings per share represent diluted earnings per share.

LSI Industries Inc. Fiscal 2006 Fourth Quarter Results
August 23, 2006

Fiscal Year 2006 Results

        Net sales in fiscal 2006 were $280,470,000, compared to last year’s net sales of $282,440,000. Fiscal 2006 net income of $14,443,000 ($0.71 per share) decreased 1% from the $14,636,000 ($0.73 per share) reported last year. Lighting Segment net sales increased 11% to $195.8 million, and Graphics Segment net sales decreased 21% to $83.5 million. Net sales of the Technology Segment, created as the result of the June 2006 acquisition of SACO Technologies, Inc., a leading developer and producer of solid state LED products, were $1.2 million in fiscal 2006 since the June 26, 2006 date of acquisition. Net sales to the petroleum / convenience store market represented 25% of total net sales in both fiscal years 2006 and 2005. Fiscal 2006 results include a non-cash compensation expense of $428,000 related to stock option expense, with no similar expense recorded in fiscal 2005. Additionally, the Company recorded non-cash charges of $573,000 and $775,000 in fiscal years 2006 and 2005, respectively, related to the variable accounting treatment of a deferred compensation plan.

Company Comments

        Bob Ready, President and Chief Executive Officer, commented, “As we enter fiscal 2007, we believe the stage is set for LSI Industries to achieve all-time record sales and earnings. Major programs for our Lighting, Graphics, and Technology business units are in place and the prospect pipeline is very healthy. Business is strong in all of our principal markets, including petroleum/convenience stores, automotive dealerships, quick service restaurants, retail national accounts, and the large and growing general commercial and industrial lighting market. LSI’s higher margin graphics business will benefit from multiple major re-imaging programs that are already underway. Our graphics unit is recognized as a leader in the industry for large, complicated and demanding programs. In April, we added to the world-class capabilities of our Graphics unit by installing the industry’s most advanced flatbed digital press, and have just approved the purchase of the industry’s leading three meter eight color digital press. Fiscal 2007 is expected to benefit from strong period-over-period sales and earnings growth attributable to the graphics segment of our business.

        “Equally exciting for fiscal 2007 and beyond is the business at hand and the very substantial opportunities for our lighting and technology units. Sales and profits from our lighting segment reached new highs during fiscal 2006 as our various lighting companies worked together closely. This strength was important in offsetting the relative weakness experienced by our graphics unit as they completed certain large programs and experienced temporary delays in new program rollouts. Now, both the lighting and graphics units are executing on large multi-year national programs in a strong business environment. Several national rollout programs in the petroleum market are now active and will continue to contribute to our financial performance through 2007. In the next few weeks, another major national re-imaging program will be announced involving non-petroleum business. In addition, we continue to make solid progress in the large and growing commercial and industrial lighting markets while maintaining our leadership in select specialized niche markets.

        “LSI Industries took a very important strategic step recently when it completed the acquisition of SACO Technologies headquartered in Montreal. Looking forward, the capabilities of LSI Saco will provide major long-term benefits, many of which are already starting to be realized. LSI Saco’s solid-state LED products and capabilities mean substantial new opportunities for LSI to drive growth in both its lighting and graphics units. As a light source, LEDs are highly energy efficient, long lasting, and produce less heat as compared to conventional light sources. Solid-state white lighting is rapidly becoming more attractive as a substitute for incandescent and fluorescent lighting as costs decline and performance increases. Clearly,

LSI Industries Inc. Fiscal 2006 Fourth Quarter Results
August 23, 2006

solid-state lighting is becoming increasingly important as it becomes more and more cost effective for an ever widening breadth of lighting applications. Earlier this year, LSI and 3M Digital Signage announced a business development initiative to provide customers with distinctive digital signage solutions. For our graphics business, there is also now capability to offer customers colored or white light solid-state LEDs. SACO’s seventeen years of industry experience, well-established position and extensive capabilities in solid-state LED lighting will be coupled with LSI’s leading position in commercial lighting and graphics. This will allow the architectural, industrial, multi-media, entertainment and theatrical, digital signage, outdoor billboard, transportation, municipal, and commercial lighting and graphics markets to be addressed in an efficient manner. By acquiring SACO, we have now substantially enhanced the technology part of our vision ‘Lighting + Graphics + Technology = Complete Image Solutions.’ We have created a very powerful growth platform that combines the emerging importance of solid-state LED sources with LSI Saco’s technology expertise and LSI’s position in the lighting and graphics markets.

“Our confidence is high regarding the outlook for fiscal 2007 and beyond as we execute on strong business opportunities, pursue our potential to become a leader in the commercialization of energy-efficient colored and white solid-state LED products, and deploy our core strategy of ‘Lighting + Graphics + Technology = Complete Image Solutions.’ We have increased our regular indicated annual cash dividend rate from $0.48 to $0.52 per share, the fourteenth increase since 1989, in recognition of LSI’s strong business outlook, sound and conservatively capitalized balance sheet, and positive cash flow. I look forward to reporting to you as fiscal 2007 unfolds, on both corporate progress and favorable operating results.”

Balance Sheet

        The balance sheet at June 30, 2006 included current assets of $107.1 million, current liabilities of $40.3 million and working capital of $66.8 million. The current ratio was 2.66 to 1. The Company has shareholders’ equity of $165.0 million and $16.6 million of long-term debt. The Company has borrowing capacity on its commercial bank facility as of June 30, 2006 of $33.5 million. With continued strong cash flow, a sound and conservatively capitalized balance sheet, and a $50 million credit facility, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

Cash Dividend Actions

        The Board of Directors declared a regular cash dividend of $0.12 per share payable September 12, 2006 to shareholders of record as of September 5, 2006. In addition, an increase in the regular quarterly cash dividend rate from $0.12 per share to $0.13 per share was approved effective with the dividend scheduled following the first quarter of fiscal 2007. This new indicated annual rate of $0.52 per share represents an 8% increase over the fiscal 2006 annual rate of $0.48 per share. LSI Industries has paid regular cash dividends since 1989 and has increased its regular indicated cash dividend rate fourteen times during the period.

LSI Industries Inc. Fiscal 2006 Fourth Quarter Results
August 23, 2006

Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties. These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses. The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

        LSI Industries is an Image Solutions company, combining integrated design, manufacturing, and technology to supply its own high quality lighting fixtures and graphics elements for applications in the retail, specialty niche, and commercial markets. The Company’s Lighting Segment produces high performance products dedicated to the outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight markets. The Graphics Segment provides a vast array of products and services including signage, menu board systems, active digital signage, decorative fixturing, design support, engineering and project management for custom programs for today’s retail environment. The Company’s Technology Segment develops and designs high performance light engines, digital signage and other products using LED lighting technology, including large format LED video screens for the entertainment and sports markets. LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,800 people in fourteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, Texas and Montreal, Canada. The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fiscal 2006 Fourth Quarter Results
August 23, 2006

Condensed Income Statements
(in thousands, except per
share data; unaudited)

	Three Months Ended June 30		Fiscal Year Ended June 30
	2006	2005	2006	2005
Net sales	$71,744	$71,992	$280,470	$282,440
Cost of products sold	52,797	52,886	208,921	210,144

Gross profit	18,947	19,106	71,549	72,296

Selling and administrative expenses	12,804	12,298	50,034	49,084

Goodwill Impairment	--	--	--	186

Operating income	6,143	6,808	21,515	23,026

Interest (income) expense, net	(148)	(13)	(472)	153

Income before income taxes	6,291	6,821	21,987	22,873

Income tax expense	1,838	2,715	7,544	8,237

Net income	$4,453	$4,106	$14,443	$14,636

Earnings per common share

Basic	$0.22	$0.21	$0.72	$0.74

Diluted	$0.22	$0.20	$0.71	$0.73

Weighted average common shares outstanding

Basic	20,313	19,818	20,197	19,782

Diluted	20,532	20,226	20,432	20,087

CondensedBalance Sheets
(in thousands, unaudited)

	June 30, 2006	June 30, 2005
Current Assets	$107,088	$98,804
Property, Plant and Equipment, net	52,363	51,084
Other Assets	64,950	22,749

	$224,401	$172,637

Current Liabilities	$40,301	$31,615
Other Long-Term Liabilities	19,115	2,982
Shareholders' Equity	164,985	138,040

	$224,401	$172,637